Plumas Bancorp Promotes Two to Executive Vice President

QUINCY, California, July 19, 2012 – Plumas Bancorp, (Nasdaq: PLBC), a bank holding company and the parent company of Plumas Bank, recently announced the promotion of Richard L. Belstock to executive vice president, chief financial officer and Kerry D. Wilson to executive vice president, chief credit officer of Plumas Bank.

Andrew J. Ryback, president and chief executive officer, commented, “The Board of Directors and I are pleased to acknowledge Richard Belstock and Kerry Wilson through these two very well-deserved promotions. Their strategic insight, dedication and focus have made them an integral part of our executive team and we look forward to their continued contributions.”

Ryback elaborated, “Richard’s financial industry knowledge and senior-level management experience combined with Kerry’s lending expertise and strategic focus have been crucial to our successful navigation through these challenging times. We are very fortunate to have both Richard and Kerry on Plumas Bank’s executive team.”

As chief financial officer, Belstock manages accounting, internal audit and risk management. His duties include financial reporting, budgeting, asset/liability management, and internal controls. On November 16, 2011, Belstock was appointed senior vice president and chief financial officer of the Company and the Bank. He joined Plumas Bank as Vice President and Controller in June 2006. Belstock is a Phi Beta Kappa graduate of the University of Colorado with a Bachelor of Arts degree in Mathematics. He also received his Master of Accountancy degree from the University of Denver. He has over 30 years of experience in financial accounting and regulatory reporting with 10 of those years as controller and chief accounting officer for Sierra West Bancorp in Truckee. Belstock has been a licensed Certified Public Accountant since 1980.

As chief credit officer, Wilson is responsible for managing the Bank’s loan portfolio; developing, directing, and controlling all lending activities, and ensuring that bank lending policies and procedures are followed. Wilson most recently held the position of senior vice president, credit administrator. He officially received this title in February 2012, but has been acting in this capacity for the past year. Prior to this position he was the assistant loan administrator beginning in 2003. For the previous six years he served as vice president, manager of Plumas Bank’s agricultural services department in Alturas. Wilson has 30 years of banking experience, half of which have been proudly served at Plumas Bank.

Wilson joined Plumas Bank in 1997. A California native, Wilson graduated Magna Cum Laude from Chico State University with a Bachelor of Science degree in Agricultural Business. He also completed a two-year program at the Western Agricultural Credit School at Washington State University. In 2007, he graduated from a three year graduate level program at the Pacific Coast Banking School located at the University of Washington. Before his tenure at Plumas Bank, he served as branch manager in the Alturas office of Farm Credit. Wilson is an avid outdoorsman. He enjoys traveling and spending time with his family.

Plumas Bank has eleven full-service offices, serving businesses and local families in the counties of Plumas, Lassen, Modoc, Shasta, Placer, and Nevada. With assets of over $450 million, Plumas Bank is known throughout Northeastern California for its personalized service, community orientation and focus on lending to small and growing businesses. The Bank’s website is www.plumasbank.com.

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Source: Elizabeth Kuipers
Vice President, Marketing Manager &
Investor Relations Officer, Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
Ph: 530.283.7305 x8912
Fx: 530.283.9665
elizabeth.kuipers@plumasbank.com